77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust I

In planning and performing our audit of the financial statements of Columbia Blended Equity Fund, Columbia Energy and Natural
Resources Fund, Columbia Mid Cap Core Fund, Columbia Select Large
Cap Growth Fund, Columbia Select Opportunities Fund, Columbia Select
Small Cap Fund, Columbia Value and Restructuring Fund, Columbia
Emerging Markets Fund, Columbia International Growth Fund, Columbia Pacific/Asia Fund, Columbia Bond Fund, Columbia Short-Intermediate
Bond Fund, Columbia U.S. Treasury Index Fund, Columbia World Equity
Fund, Columbia Income Fund, and Columbia Intermediate Bond Fund (each a series of Columbia Funds Series Trust I and hereafter collectively referred to as the "Funds") as of and for the year ended March 31, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2009.


This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
May 22, 2009



Item 77D/77Q1(b) Policies with Respect to Securities Investments:
Columbia Mid Cap Core Fund (formerly known as Mid Cap Value and Restructuring Fund) (the "Fund")

On August 22, 2008, a Form Type 497, Accession No. 0000773757-08-000191,
a supplement to the registration statement of Columbia Funds Series Trust I was filed with the SEC. This supplement described, among other things, that the Board of Trustees approved, effective November 1, 2008, the name of the Fund be changed from Columbia Mid Cap Value and Restructuring Fund to Columbia Mid Cap Core Fund and approved certain changes to the principal investment strategies, as outlined below:

The section of the Fund's Prospectuses entitled "Investment Objective" is revised and replaced in its entirety as follows:

The Fund seeks long-term capital appreciation. The objective may be changed without shareholder approval. Shareholders will be given 60 days' notice of any change in investment objective.

The section of the Fund's Prospectuses entitled "Principal Investment Strategies" is revised and replaced in its entirety as follows:

   Under normal circumstances, the Fund invests at least 80% of its net assets in securities of companies that have market capitalizations in the range of the companies in the Russell Midcap Index at the time of purchase (between $500 million and $20 billion as of June 30, 2008).

   The Fund may invest up to 20% of its total assets in foreign securities. The Fund normally invests in common stocks, preferred stocks and convertible securities such as warrants and rights. The Fund also may invest in exchange-traded funds.

   The Advisor combines fundamental and quantitative analysis with risk management to identify investment opportunities in constructing the Fund's portfolio. The Advisor considers, among other factors:

*	overall economic and market conditions.

*	the financial condition and management of a company, including its competitive position, the quality of its balance sheet and earnings, its future prospects, and the potential for growth and stock price appreciation.

   The Advisor may sell a security when its price reaches a target set by the Advisor; if the Advisor believes that there is deterioration in the issuer's financial circumstances or fundamental prospects, or that other investments are more attractive; or for other reasons.

   The Fund's policy regarding the 80% investment requirement of "net assets" (which includes net assets plus any borrowings for investment purposes) discussed above may be changed by the Board without shareholder approval as long as shareholders are given 60 days notice of the change. The Fund's investment strategy may involve the frequent trading of portfolio securities. This may cause the Fund to incur higher transaction costs (which may adversely affect the Fund's performance) and may increase taxable distributions for shareholders.


Item 77E Legal Proceedings:
Columbia Atlantic Funds                           As of May 2009

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $140 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses.
In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $140 million in settlement amounts described above has been substantially distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia"), Columbia Funds Distributor, Inc. (now named Columbia Management Distributors, Inc.) (the "Distributor"), the Trustees of the Columbia
Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under
Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled
Class B shareholders in certain Columbia Funds to an exemption from contingent deferred sales charges upon early redemption (the "CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.


Item 77Q1(e) Amended Management Agreement:

The Management Agreement dated March 31, 2008, Exhibit A effective as of November 1, 2008, by and among Columbia Funds Series Trust I, with respect to Columbia Blended Equity Fund, Columbia Emerging Markets Fund, Columbia Energy and Natural Resources Fund, Columbia International Growth Fund, Columbia Select Large Cap Growth Fund, Columbia Pacific/Asia Fund, Columbia Select Small Cap Fund, Columbia Value and Restructuring Fund, Columbia Bond Fund, Columbia Short-Intermediate Bond Fund, Columbia Select Opportunities Fund and Columbia Mid Cap Core Fund, and Columbia Management Advisors, LLC is incorporated by reference to Post-Effective Amendment No. 82 to the Registration Statement of Columbia Funds Series Trust I on Form N-1A filed on December 29, 2008 (Accession no. 0001193125-08-260965). The amendments to this Management Agreement pertained to Columbia Emerging Markets Fund, Columbia International Growth Fund and Columbia Pacific/Asia Fund.